DOUGLAS FINANCIAL LLC
654 MADISON AVENUE, SUITE 1009
NEW YORK, NY 10021

July 27, 2007

Mr. Dejun Zou – CEO
Dalian RINO Environmental Engineering Science and Technology Co., Ltd.
No. 11 Youquan Road, Zhanqian Street
Jinzhou District,
Dalian, 116100
People's Republic of China

Dear Mr. Zou:

Reference is made to the Engagement Agreement Providing for Investment Banking Services (the "**Original Engagement Letter**") by and between Douglas Financial LLC ("**Douglas**") and Dalian RINO Environmental Engineering Science and Technology Co., Ltd. (the "**Company**") dated January 19, 2007. The capital terms herein have the same meanings as those defined in the Original Engagement Letter.

It is understood that the Company is to have a PIPE financing of an aggregate of $25,000,000 simultaneously with a reverse merger of the Company into the Public Shell. At Closing, the investors are to receive 22.32% of the total outstanding common stock of the Public Shell (**"Equity"**), Douglas and the owners of the Public Shell are to have 5% Equity and Chief Capital Ltd is to have 1% Equity. The cash purchase price of the Public Shell is $520,000, of which, the Company is to pay up to $400,000 and Douglas shall be responsible for $120,000 which shall be paid from a finder's fee of $120,000, payable to Douglas upon the successful purchase of the Public Shell from the proceeds of the Financing.

Douglas is to receive 7% of the total gross proceeds of the Financing and 7% of the warrants to be issued to the investors in the Financing at an exercise price of 120% of the offering price in the Financing, as a financing fee.

The terms referenced above modify and supersede any agreement between Douglas and the Company, and specifically modify and supersede Section II-(i)-(c) and Section II-(i)-(d) of the Original Engagement Letter.

Douglas Securities LLC

By: ______________________________
Name: David Mack